PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-36490

                               [GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:


                                                                                   Share         Primary
                            Name of Company                         Ticker        Amounts    Trading Market
         ---------------------------------------------------       --------      ---------  ----------------
         American Electric Power Company, Inc.                       AEP            14            NYSE
         Centerpoint Energy, Inc.                                    CNP            13            NYSE
         Consolidated Edison, Inc.                                    ED             9            NYSE
         Dominion Resources, Inc.                                     D             11            NYSE
         Duke Energy Corporation                                     DUK            30            NYSE
         Dynegy, Inc.                                                DYN            12            NYSE
         Edison International                                        EIX            15            NYSE
         El Paso Corporation                                          EP            10            NYSE
         Entergy Corporation                                         ETR            10            NYSE
         Exelon Corporation                                          EXC            30            NYSE
         FirstEnergy Corporation                                      FE            10            NYSE
         FPL Group, Inc.                                             FPL            16            NYSE
         PG&E Corporation                                            PCG            17            NYSE
         Progress Energy, Inc.                                       PGN             7            NYSE
         Public Service Enterprise Group Incorporated                PEG            10            NYSE
         Reliant Resources, Inc.                                     RRI         10.251839        NYSE
         The Southern Company                                         SO            29            NYSE
         Texas Utilities Company                                     TXU            12            NYSE
         The Williams Companies, Inc.                                WMB            20            NYSE


         -------------------

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.